Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Financial Corporation of our report dated March 15, 2018, relating to our audits of the consolidated financial statements of Hopfed Bancorp, Inc. and subsidiaries as of December 31, 2017 and for each of the years in the two year period ended December 31, 2017, which appears in Hopfed Bancorp, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Carr, Riggs & Ingram, LLC

Nashville, Tennessee
June 3, 2019